Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-254870) on Form S-3 of our report dated March 13, 2020 with respect to the consolidated financial statements of Boston Omaha Corporation and its subsidiaries included in this Annual Report on Form 10-K/A for the year ended December 31, 2020.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 24, 2021